Code of Ethics For The Principal Executive and Principal

Financial Officers of the Integrity  Family of Funds

This Code of Ethics (the “Code”) for Principal Executive and Principal Financial Officers has been adopted by each of the investment companies within the Integrity Mutual Funds, Inc. complex (collectively, “Funds”, and each, “Company”) to effectuate compliance with Section 406 under the Sarbanes-Oxley Act of 2002 and the rules adopted to implement Section 406.

This Code applies to each Company’s Fund’s principal executive officer, principal financial officer, controller or persons deemed to be performing similar critical financial and accounting functions  (the “Covered Officers”).

Purpose of the Code

This Code sets forth standards and procedures that are reasonably designed to promote:

·                    Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

·                    Full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

·                    Compliance with applicable laws and governmental rules and regulations;

·                    The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

·                    Accountability for adherence to the Code.

In general, the principles that govern honest and ethical conduct, including the avoidance of conflicts of interest between personal and professional relationships, reflect, at the minimum: (1) the duty in performing any responsibilities as a Covered Officer, to place the interests of the Funds ahead of personal interests; (2) the fundamental standard that Covered Officers should not take inappropriate advantage of their positions; (3) the duty to assure that the Fund’s financial reports to its shareholders are prepared honestly and accurately in accordance with applicable rules and regulations; and (4) the duties performed by the Covered Officer on behalf of the Funds are conducted in an honest and ethical manner.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual and apparent conflicts of interest.

            Ethical Handling of Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of the Funds. Certain conflicts of interest arise out of the relationships between Covered Officers and the Funds and already are subject to the conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). This Code does not, and is not intended to, repeat or replace existing programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between each Fund and the investment adviser of which the Covered Officers are also officers and/or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing procedures and implementing decisions that will have different effects on the adviser and the Funds. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds. If such duties are performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.  In addition, it is recognized by the Funds’ Boards of Directors/Trustees (“Boards”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Prohibited Activities

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act.  The following list provides examples of conflicts of interest under the Code, but keep in mind that these examples are not exhaustive.  The foremost principle is that the personal interest of a Covered Officer should not be placed before the interest of the Funds or their shareholders.

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Each Covered Officer must:

·            Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds or their shareholders;

·            Not cause the Company the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Funds;

·            Not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

·            Not intentionally cause a Fund to fail to comply with applicable laws, rules and regulations, including failure to comply with the requirement of full, fair, accurate, understandable and timely disclosure in reports and documents that a Fund files with, or submits to, the SEC and in public communications made by the Funds;

·                    Not fail to acknowledge or certify compliance with this Code on an annual basis.

There are some conflict of interest situations that should always be discussed with the Compliance Department or, under certain circumstances, the Board of Directors/Trustees if material.  Examples of these include:

·            Service as a director on the board of any public company absent prior authorization by the Board;

·            The receipt of any gifts of more than de minimis value, generally gifts in excess of $100;

·            The receipt of any entertainment from any company with which the Funds have current or prospective business dealings unless such entertainment is business related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise a suggestion of unethical conduct;

·            Any ownership interest in, or employment relationship with, any of the Fund’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

·            A direct or indirect financial interest in commissions paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

Disclosure and Compliance

·            Each Covered Officer must familiarize himself with the disclosure requirements generally applicable to the Funds;

·            Each Covered Officer must not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, including to the Fund’s directors/trustees and auditors, and to governmental regulators and self-regulatory organizations;

·            Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with the SEC and in other public communications made by the Funds; and

·            It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Reporting and Accountability

Each Covered Officer must:

·            Upon adoption of the Code or upon becoming a Covered Officer, affirm in writing to the Board that he has received, read, understands and will adhere to this Code;

·            Annually affirm to the Board that he has received and read the Code and that he understands that he is subject to, and has complied with, the requirements of the Code;

·            Not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

·            Notify Compliance, who will then notify the Fund’s Audit Committee or the Fund’s legal counsel promptly if he knows of any violation of this Code or if a potential violation exists.  Failure to do so is itself a violation of this Code.

The Fund’s Audit Committee (the ”Committee”) or in their discretion, the Fund’s legal counsel, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  Any approvals or waivers sought by the Principal Executive Officer will be considered by the Committee. In determining whether to waive any of the provisions of this Code, the Committee will consider whether the proposed waiver (1) is prohibited by the Code; (2) is consistent with honest and ethical conduct; and (3) will result in a conflict of interest between the Covered Officer’s personal and professional obligations to the Funds.

Investigating Actual and Apparent Conflicts of Interest

The Funds will follow these procedures in investigating and enforcing the Code:

·            The Committee will take all appropriate action to investigate any potential violations reported to them;

·            If, after such investigation, the Committee believes that no violation has occurred, no further action is necessary;

·            Any matter that the Committee believes is a violation will be reported to the Board;

·            If the Board agrees that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer;

·            The Committee will be responsible for granting waivers, as appropriate; and

·            Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.  While other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, or other service providers govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Amendments

At least annually, the Board of Directors/Trustees of each Fund will review the Code and determine whether any amendments are necessary or desirable.  Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent directors.

Record Retention and Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly to the extent permitted by applicable laws, rules and regulations.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Board and its counsel.

For Internal Use Only

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

__________________________________

Robert E. Walstad

Chief Executive OfficerPresident

Date: ____________________

Exhibit A

Persons covered by this Code of Ethics:

President

Treasurer